As filed with the Securities and Exchange Commission on December 27, 2017

Registration No. 333-194504

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FORTRESS INVESTMENT GROUP LLC

(Exact name of registrant as specified in its charter)

Delaware	20-5837959
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1345 Avenue of the Americas

46th Floor

New York, New York 10105

(212) 798-6100

(Address of principal executive offices, including zip code)

David Brooks, Esq.

Vice President, General Counsel and Secretary

Fortress Investment Group LLC

1345 Avenue of the Americas

46th Floor

New York, New York 10105

(212) 798-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1, filed by Fortress Investment Group LLC, a Delaware limited liability company (the “Registrant”), relates to Registration Statement No. 333-194504 filed by the Registrant with the Securities and Exchange Commission on March 12, 2014 registering an unspecified amount of Class A shares representing Class A limited liability company interests in the Registrant (the “Registration Statement”).

On February 14, 2017, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”), as amended by that certain Amendment No. 1, dated as of July 7, 2017, by and among the Registrant, SB Foundation Holdings LP, a Cayman Islands exempted limited partnership (“Parent”), and Foundation Acquisition LLC, a Delaware limited liaiblity company and a wholly owned subsidiary of Parent (“Merger Sub”). In accordance with the Merger Agreement, on December 27, 2017 (the “Effective Time”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving entity and a wholly owned subsidiary of Parent.

As a result of the Merger, the offerings under the Registration Statement have been terminated. In accordance with the undertakings made by the Registrant to remove from registration, by means of a post-effective amendment, any of the securities under the Registration Statement which remain unsold at the termination of the offerings, the Registrant hereby removes from registration all securities registered under the Registration Statement which remained unsold as of the Effective Time, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on this 27th day of December, 2017.

FORTRESS INVESTMENT GROUP LLC

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	General Counsel

Note: no other person is required to sign this post-effective amendment to the Registration Statement on Form S-3 in reliance on Rule 478 of the Securities Act of 1933, as amended.